UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                  SCHEDULE 13G

                    UNDER THE SECURITIES EXCHANGE ACT OF 1934

                               (Amendment No. 2 )*


                               DIANA SHIPPING INC.
                                (Name of Issuer)

                                  Common Stock
                         (Title of Class of Securities)

                                    Y2066G104
                                 (CUSIP Number)

                                December 31, 2007
             (Date of Event Which Requires Filing of this Statement)

 Check the appropriate box to designate the rule pursuant to which this Schedule is filed:



                               |_|  Rule 13d-1(b)
                               |_|  Rule 13d-1(c)
                               |X|  Rule 13d-1(d)




*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No.
Y2066G104
--------------------------------------------------------------------------------
1)  Names of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (entities only)
       Zoe S. Company Ltd.
--------------------------------------------------------------------------------

2)  Check the Appropriate Box if a Member of a Group   (a) [X]
    (See Instructions)                                 (b) [ ]
--------------------------------------------------------------------------------

3)  SEC Use Only
--------------------------------------------------------------------------------

4)  Citizenship or Place of Organization. The Bahamas
--------------------------------------------------------------------------------

    Number of Shares    5)  Sole Voting Power 0
    Beneficially        --------------------------------------------------------
    Owned by Each       6)  Shared Voting Power 3,482,210
    Reporting           --------------------------------------------------------
    Person With         7)  Sole Dispositive Power 0
                        --------------------------------------------------------
                        8)  Shared Dispositive Power 3,482,210
--------------------------------------------------------------------------------

9)  Aggregate Amount Beneficially Owned by Each Reporting Person. 3,482,210
--------------------------------------------------------------------------------

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
--------------------------------------------------------------------------------

11) Percent of Class Represented by Amount in Item 9.  4.68%
--------------------------------------------------------------------------------

12) Type of Reporting Person (See Instructions). OO
--------------------------------------------------------------------------------

CUSIP No.
Y2066G104
--------------------------------------------------------------------------------
1)  Names of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (entities only)
       Maas Capital Investments B.V.
--------------------------------------------------------------------------------

2)  Check the Appropriate Box if a Member of a Group   (a) [X]
    (See Instructions)                                 (b) [ ]
--------------------------------------------------------------------------------

3)  SEC Use Only
--------------------------------------------------------------------------------

4)  Citizenship or Place of Organization. The Netherlands
--------------------------------------------------------------------------------

    Number of Shares    5)  Sole Voting Power 0
    Beneficially        --------------------------------------------------------
    Owned by Each       6)  Shared Voting Power 3,482,210
    Reporting           --------------------------------------------------------
    Person With         7)  Sole Dispositive Power 0
                        --------------------------------------------------------
                        8)  Shared Dispositive Power 3,482,210
--------------------------------------------------------------------------------

9)  Aggregate Amount Beneficially Owned by Each Reporting Person. 3,482,210
--------------------------------------------------------------------------------

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
--------------------------------------------------------------------------------

11) Percent of Class Represented by Amount in Item 9.  4.68%
--------------------------------------------------------------------------------

12) Type of Reporting Person (See Instructions). OO
--------------------------------------------------------------------------------

CUSIP No.
Y2066G104
--------------------------------------------------------------------------------
1)  Names of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (entities only)
       Partship Holding B.V.
--------------------------------------------------------------------------------

2)  Check the Appropriate Box if a Member of a Group   (a) [X]
    (See Instructions)                                 (b) [ ]
--------------------------------------------------------------------------------

3)  SEC Use Only
--------------------------------------------------------------------------------

4)  Citizenship or Place of Organization. The Netherlands
--------------------------------------------------------------------------------

    Number of Shares    5)  Sole Voting Power 0
    Beneficially        --------------------------------------------------------
    Owned by Each       6)  Shared Voting Power 3,482,210
    Reporting           --------------------------------------------------------
    Person With         7)  Sole Dispositive Power 0
                        --------------------------------------------------------
                        8)  Shared Dispositive Power 3,482,210
--------------------------------------------------------------------------------

9)  Aggregate Amount Beneficially Owned by Each Reporting Person. 3,482,210
--------------------------------------------------------------------------------

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
--------------------------------------------------------------------------------

11) Percent of Class Represented by Amount in Item 9.  4.68%
--------------------------------------------------------------------------------

12) Type of Reporting Person (See Instructions). OO
--------------------------------------------------------------------------------

CUSIP No.
Y2066G104
--------------------------------------------------------------------------------
1)  Names of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (entities only)
       FB Corporate Holding B.V.
--------------------------------------------------------------------------------

2)  Check the Appropriate Box if a Member of a Group   (a) [X]
    (See Instructions)                                 (b) [ ]
--------------------------------------------------------------------------------

3)  SEC Use Only
--------------------------------------------------------------------------------

4)  Citizenship or Place of Organization. The Netherlands
--------------------------------------------------------------------------------

    Number of Shares    5)  Sole Voting Power 0
    Beneficially        --------------------------------------------------------
    Owned by Each       6)  Shared Voting Power 3,482,210
    Reporting           --------------------------------------------------------
    Person With         7)  Sole Dispositive Power 0
                        --------------------------------------------------------
                        8)  Shared Dispositive Power 3,482,210
--------------------------------------------------------------------------------

9)  Aggregate Amount Beneficially Owned by Each Reporting Person. 3,482,210
--------------------------------------------------------------------------------

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
--------------------------------------------------------------------------------

11) Percent of Class Represented by Amount in Item 9.  4.68%
--------------------------------------------------------------------------------

12) Type of Reporting Person (See Instructions). OO
--------------------------------------------------------------------------------

CUSIP No.
Y2066G104
--------------------------------------------------------------------------------
1)  Names of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (entities only)
       Fortis Bank (Nederland) N.V.
--------------------------------------------------------------------------------

2)  Check the Appropriate Box if a Member of a Group   (a) [X]
    (See Instructions)                                 (b) [ ]
--------------------------------------------------------------------------------

3)  SEC Use Only
--------------------------------------------------------------------------------

4)  Citizenship or Place of Organization. The Netherlands
--------------------------------------------------------------------------------

    Number of Shares    5)  Sole Voting Power 0
    Beneficially        --------------------------------------------------------
    Owned by Each       6)  Shared Voting Power 3,482,210
    Reporting           --------------------------------------------------------
    Person With         7)  Sole Dispositive Power 0
                        --------------------------------------------------------
                        8)  Shared Dispositive Power 3,482,210
--------------------------------------------------------------------------------

9)  Aggregate Amount Beneficially Owned by Each Reporting Person. 3,482,210
--------------------------------------------------------------------------------

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
--------------------------------------------------------------------------------

11) Percent of Class Represented by Amount in Item 9.  4.68%
--------------------------------------------------------------------------------

12) Type of Reporting Person (See Instructions). OO
--------------------------------------------------------------------------------

CUSIP No.
Y2066G104
--------------------------------------------------------------------------------
1)  Names of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (entities only)
       Fortis Bank Nederland (Holding) N.V.
--------------------------------------------------------------------------------

2)  Check the Appropriate Box if a Member of a Group   (a) [X]
    (See Instructions)                                 (b) [ ]
--------------------------------------------------------------------------------

3)  SEC Use Only
--------------------------------------------------------------------------------

4)  Citizenship or Place of Organization. The Netherlands
--------------------------------------------------------------------------------

    Number of Shares    5)  Sole Voting Power 0
    Beneficially        --------------------------------------------------------
    Owned by Each       6)  Shared Voting Power 3,482,210
    Reporting           --------------------------------------------------------
    Person With         7)  Sole Dispositive Power 0
                        --------------------------------------------------------
                        8)  Shared Dispositive Power 3,482,210
--------------------------------------------------------------------------------

9)  Aggregate Amount Beneficially Owned by Each Reporting Person. 3,482,210
--------------------------------------------------------------------------------

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
--------------------------------------------------------------------------------

11) Percent of Class Represented by Amount in Item 9.  4.68%
--------------------------------------------------------------------------------

12) Type of Reporting Person (See Instructions). OO
--------------------------------------------------------------------------------

CUSIP No.
Y2066G104
--------------------------------------------------------------------------------
1)  Names of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (entities only)
       Fortis Bank S.A./N.V.
--------------------------------------------------------------------------------

2)  Check the Appropriate Box if a Member of a Group   (a) [X]
    (See Instructions)                                 (b) [ ]
--------------------------------------------------------------------------------

3)  SEC Use Only
--------------------------------------------------------------------------------

4)  Citizenship or Place of Organization. Belgium
--------------------------------------------------------------------------------

    Number of Shares    5)  Sole Voting Power 0
    Beneficially        --------------------------------------------------------
    Owned by Each       6)  Shared Voting Power 3,482,210
    Reporting           --------------------------------------------------------
    Person With         7)  Sole Dispositive Power 0
                        --------------------------------------------------------
                        8)  Shared Dispositive Power 3,482,210
--------------------------------------------------------------------------------

9)  Aggregate Amount Beneficially Owned by Each Reporting Person. 3,482,210
--------------------------------------------------------------------------------

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
--------------------------------------------------------------------------------

11) Percent of Class Represented by Amount in Item 9.  4.68%
--------------------------------------------------------------------------------

12) Type of Reporting Person (See Instructions). OO
--------------------------------------------------------------------------------

CUSIP No.
Y2066G104
--------------------------------------------------------------------------------
1)  Names of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (entities only)
       Fortis Brussels S.A./N.V.
--------------------------------------------------------------------------------

2)  Check the Appropriate Box if a Member of a Group   (a) [X]
    (See Instructions)                                 (b) [ ]
--------------------------------------------------------------------------------

3)  SEC Use Only
--------------------------------------------------------------------------------

4)  Citizenship or Place of Organization. Belgium
--------------------------------------------------------------------------------

    Number of Shares    5)  Sole Voting Power 0
    Beneficially        --------------------------------------------------------
    Owned by Each       6)  Shared Voting Power 3,482,210
    Reporting           --------------------------------------------------------
    Person With         7)  Sole Dispositive Power 0
                        --------------------------------------------------------
                        8)  Shared Dispositive Power 3,482,210
--------------------------------------------------------------------------------

9)  Aggregate Amount Beneficially Owned by Each Reporting Person. 3,482,210
--------------------------------------------------------------------------------

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
--------------------------------------------------------------------------------

11) Percent of Class Represented by Amount in Item 9.  4.68%
--------------------------------------------------------------------------------

12) Type of Reporting Person (See Instructions). OO
--------------------------------------------------------------------------------

CUSIP No.
Y2066G104
--------------------------------------------------------------------------------
1)  Names of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (entities only)
       Fortis S.A./N.V.
--------------------------------------------------------------------------------

2)  Check the Appropriate Box if a Member of a Group   (a) [X]
    (See Instructions)                                 (b) [ ]
--------------------------------------------------------------------------------

3)  SEC Use Only
--------------------------------------------------------------------------------

4)  Citizenship or Place of Organization. Belgium
--------------------------------------------------------------------------------

    Number of Shares    5)  Sole Voting Power 0
    Beneficially        --------------------------------------------------------
    Owned by Each       6)  Shared Voting Power 3,482,210
    Reporting           --------------------------------------------------------
    Person With         7)  Sole Dispositive Power 0
                        --------------------------------------------------------
                        8)  Shared Dispositive Power 3,482,210
--------------------------------------------------------------------------------

9)  Aggregate Amount Beneficially Owned by Each Reporting Person. 3,482,210
--------------------------------------------------------------------------------

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
--------------------------------------------------------------------------------

11) Percent of Class Represented by Amount in Item 9.  4.68%
--------------------------------------------------------------------------------

12) Type of Reporting Person (See Instructions). HC
--------------------------------------------------------------------------------

CUSIP No.
Y2066G104
--------------------------------------------------------------------------------
1)  Names of Reporting Persons.
    I.R.S. Identification Nos. of Above Persons (entities only)
       Fortis N.V.
--------------------------------------------------------------------------------

2)  Check the Appropriate Box if a Member of a Group   (a) [X]
    (See Instructions)                                 (b) [ ]
--------------------------------------------------------------------------------

3)  SEC Use Only
--------------------------------------------------------------------------------

4)  Citizenship or Place of Organization. The Netherlands
--------------------------------------------------------------------------------

    Number of Shares    5)  Sole Voting Power   0
    Beneficially        --------------------------------------------------------
    Owned by Each       6)  Shared Voting Power   3,482,210
    Reporting           --------------------------------------------------------
    Person With         7)  Sole Dispositive Power   0
                        --------------------------------------------------------
                        8)  Shared Dispositive Power 3,482,210
--------------------------------------------------------------------------------

9)  Aggregate Amount Beneficially Owned by Each Reporting Person. 3,482,210
--------------------------------------------------------------------------------

10) Check if the Aggregate Amount in Row (9) Excludes Certain Shares (See Instructions) [ ]
--------------------------------------------------------------------------------

11) Percent of Class Represented by Amount in Item 9.  4.68%
--------------------------------------------------------------------------------

12) Type of Reporting Person (See Instructions). HC
--------------------------------------------------------------------------------

ITEM 1.

(a) Name of Issuer.

         Diana Shipping Inc.

(b) Address of Issuer's Principal Executive Office.

         Pendelis 16
         175 64 Palaio Faliro
         Athens
         Greece


ITEM 2.

(a) Name of Persons Filing.
(b) Address of Principal Business Office or if none, Residence.
(c) Citizenship.

         Zoe S. Company Ltd.
         Scotia House
         404 East Bay St.
         P.O. Box N-3016
         Nassau, N.P. Bahamas
         Bahamas international business company

         Maas Capital Investments B.V.
         Coolsingel 93
         3012 AE Rotterdam
         The Netherlands
         Netherlands private company with limited liability

         Partship Holding B.V.
         Herengracht 548
         1017 CG Amsterdam
         The Netherlands
         Netherlands private company with limited liability

         FB Corporate Holding B.V.
         Rokin 55
         1012 KK Amsterdam
         The Netherlands
         Netherlands private company with limited liability

         Fortis Bank (Nederland) N.V.
         Blaak 555
         3011 GB Rotterdam
         The Netherlands
         Netherlands public company with limited liability

         Fortis Bank Nederland (Holding) N.V.
         Archimedeslaan 6
         3584 BA Utrecht
         The Netherlands
         Netherlands public company with limited liability

         Fortis Bank S.A./N.V.
         3 Montagne du Parc
         1000 Brussels
         Belgium
         Belgian public company with limited liability

         Fortis Brussels S.A./N.V.
         20 Rue Royale
         1000 Brussels
         Belgium
         Belgian public company with limited liability

         Fortis S.A./N.V.
         20 Rue Royale
         1000 Brussels
         Belgium
         Belgian public company with limited liability

         Fortis N.V.
         Archimedelaan 6
         3584 BA Utrecht
         The Netherlands
         Netherlands public company with limited liability


(d) Title of Class of Securities.

         Common shares

(e) CUSIP Number.

         Y2066G104


ITEM 3.

If this statement is filed pursuant to rule 240.13d- 1(b), or 240.13d-2(b) or
(c), check whether the person filing is a:

(a) ___ Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).

(b) ___ Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).

(c) ___ Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C.
        78c).

(d) ___ Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).

(e) ___ An investment adviser in accordance with 240.13d- 1(b)(1)(ii)(E).

(f) ___ An employee benefit plan or endowment fund in accordance with 240.13d-1(b)(1)(ii)(F).

(g) ___ A parent holding company or control person in accordance with 240.13d-1(b)(1)(ii)(G)

(h) ___ A savings association as defined in section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813).

(i) ___ A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3).

(j) ___ Group, in accordance with section 240.13d-1(b)(1)(ii)(J).

ITEM 4. OWNERSHIP.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a) Amount beneficially owned: 3,482,210

(b) Percent of class: 4.68%

(c) Number of shares as to which the person has:

(i) Sole power to vote or to direct the vote: 0

(ii) Shared power to vote or to direct the vote: 3,482,210

(iii) Sole power to dispose or to direct the disposition of: 0

(iv) Shared power to dispose or to direct the disposition of: 3,482,210


ITEM 5. OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].


ITEM 6. OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON

Not applicable


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY

See Exhibit 1


ITEM 8. IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF THE GROUP

See Exhibit 1


ITEM 9. NOTICE OF DISSOLUTION OF GROUP

Not applicable

ITEM 10. CERTIFICATION.

After reasonable inquiry and to the best of my knowledge and belief, we certify that the information set forth in this statement is true, complete and accurate.


Dated:     March 28, 2008


Dated:     March 28, 2008                  ZOE S. COMPANY LTD.


                                               By:  +
                                                   -----------------------------


Dated:     March 28, 2008                  MAAS CAPITAL INVESTMENTS B.V.


                                               By:  +
                                                   -----------------------------


Dated:     March 28, 2008                  PARTSHIP HOLDING B.V.


                                               By:  +
                                                   -----------------------------


Dated:     March 28, 2008                  FB CORPORATE HOLDING B.V.


                                               By:  +
                                                   -----------------------------


Dated:     March 28, 2008                  FORTIS BANK (NEDERLAND) N.V.


                                               By:  +
                                                   -----------------------------


Dated:     March 28, 2008                  FORTIS BANK NEDERLAND
                                               (HOLDING) N.V.


                                               By:  +
                                                   -----------------------------


Dated:     March 28, 2008                  FORTIS BANK S.A./N.V.


                                               By:  +
                                                   -----------------------------


Dated:     March 28, 2008                  FORTIS BRUSSELS S.A./N.V.


                                               By:  +
                                                   -----------------------------

Dated:     March 28, 2008                  FORTIS S.A./N.V.


                                               By:  +
                                                   -----------------------------


Dated:     March 28, 2008                  FORTIS N.V.


                                               By:  +
                                                   -----------------------------



                                               + /s/ C. E. Kamphof
                                               ------------------------
                                               Attorney in Fact

                                    Exhibit 1


Zoe S. Company Ltd. is the record shareholder of the common shares the subject of this filing.

Zoe S. Company Ltd. is wholly owned by Maas Capital Investments B.V., a Netherlands private company with limited liability.

Maas Capital Investments B.V. is wholly owned by Partship Holding B.V., a Netherlands private company with limited liability.

Partship Holding B.V. is wholly owned by FB Corporate Holding B.V., a Netherlands private company with limited liability.

FB Corporate Holding B.V. is wholly owned by Fortis Bank (Nederland) N.V., a Netherlands public company with limited liability.

Fortis Bank (Nederland) N.V. is wholly owned by Fortis Bank Nederland (Holding) N.V., a Netherlands public company with limited liability.

Fortis Bank Nederland (Holding) N.V. is wholly owned by Fortis Bank S.A./N.V., a Belgian public company with limited liability.

Fortis Bank S.A./N.V. is 99.804% owned by Fortis Brussels S.A./N.V., a Belgian public company with limited liability, and 0.196% owned by public investors.

Fortis Brussels S.A./N.V.is 50% owned by Fortis S.A./N.V., a Belgian public company with limited liability, and 50% owned by Fortis N.V., a Netherlands public company with limited liability. Both Fortis S.A./N.V. and Fortis N.V. are holding companies, and both are publicly traded on Euronext.

                             Joint Filing Agreement

Zoe S. Company Ltd., Maas Capital Investments, B.V., Partship Holding B.V., FB Corporate Holding B.V., Fortis Bank (Nederland) N.V., Fortis Bank Nederland (Holding) N.V., Fortis Bank S.A./N.V., Fortis Brussels S.A./N.V., Fortis S.A./N.V. and Fortis N.V. each hereby agrees, in accordance with Rule 13d-1(k)(1) under the Securities Exchange Act of 1934, as amended, that the Statement on Schedule 13G filed herewith relating to the common shares, par value $.01 per share, of Diana Shipping Inc. is, and will be, filed jointly on behalf of each such person.



Dated:     March 28, 2008                  ZOE S. COMPANY LTD.


                                               By:  +
                                                   -----------------------------


Dated:     March 28, 2008                  MAAS CAPITAL INVESTMENTS B.V.


                                               By:  +
                                                   -----------------------------


Dated:     March 28, 2008                  PARTSHIP HOLDING B.V.


                                               By:  +
                                                   -----------------------------


Dated:     March 28, 2008                  FB CORPORATE HOLDING B.V.


                                               By:  +
                                                   -----------------------------


Dated:     March 28, 2008                  FORTIS BANK (NEDERLAND) N.V.


                                               By:  +
                                                   -----------------------------


Dated:     March 28, 2008                  FORTIS BANK NEDERLAND
                                               (HOLDING) N.V.


                                               By:  +
                                                   -----------------------------


Dated:     March 28, 2008                  FORTIS BANK S.A./N.V.


                                               By:  +
                                                   -----------------------------


Dated:     March 28, 2008                  FORTIS BRUSSELS S.A./N.V.


                                               By:  +
                                                   -----------------------------

Dated:     March 28, 2008                  FORTIS S.A./N.V.


                                               By:  +
                                                   -----------------------------


Dated:     March 28, 2008                  FORTIS N.V.


                                               By:  +
                                                   -----------------------------



                                               + /s/ C. E. Kamphof
                                               ------------------------
                                               Attorney in Fact